MARKETING AGREEMENT
PARTIES
(1)Groupon, Inc, a Delaware corporation, with its principal place of business at 35 W Wacker Dr 25 FL, Chicago, IL 60601, USA (“Groupon”); and
(2)Major Rocket, LLC, a Delaware limited liability company, with its principal place of business at 19494 Biscayne Blvd Flr. 3 Aventura, FL 33180, USA (“Major Rocket”).

BACKGROUND
(A)     Groupon operates a global e-commerce marketplace connecting subscribers with third party merchants by offering activities, travel, goods and services.
(B)    Major Rocket is a marketing agency that helps brands and merchants acquire customers through marketing solutions.
(C)    Major Rocket and one or more Subsidiaries of Groupon are already parties to existing agreements whereby Major Rocket has contracted with such Subsidiaries to promote and sell vouchers on the Groupon Website on behalf of third-party merchants.
(D)    Groupon and Major Rocket wish to enter into a non-exclusive incentive marketing agreement whereby Major Rocket markets Groupon’s services to Merchants and enters into contracts with Groupon and/or its Subsidiaries on behalf of Merchants to feature their goods or services on Groupon’s Website, and in return for achieving certain thresholds described herein, Major Rocket will be remunerated.

IT IS HEREBY AGREED AS FOLLOWS:

1.INTERPRETATION
1.1In this Agreement, the following terms shall have the following meanings:
Accredited Investor means an entity that qualifies as an accredited investor under Rule 501(a) of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”), including but not limited to (i) a corporation, partnership, limited liability company, or other entity with total assets in excess of $5,000,000 that was not formed for the specific purpose of acquiring the securities, or (ii) an entity in which all of its equity owners are accredited investors.
Agreement means this Marketing Agreement.
Applicable Law means any applicable statutes, statutory instruments, regulations and other legislative provisions in any jurisdiction, and any applicable judgment of a relevant court of law or decision of a tribunal or competent authority which creates binding precedent and rules, regulations, and/or codes of practice, in each case as in effect from time to time.
Confidential Information means any information disclosed at any time by a party to the other that was expressly marked as confidential or that a reasonable person would understand to be confidential.
Deal means the offering for sale of Vouchers on the Website for a Merchant’s goods and/or services, or otherwise enabling purchasers to buy or book such goods and/or services via the Website.
Effective Date means the date that the last party signs this Agreement.
Eligible Contract means a contract Groupon or one of its Subsidiaries or affiliates enters into with Major Rocket for the promotion of a Merchant on the Website, pursuant to which: (a) Major Rocket’s commission is not more than 10% of the revenue from Voucher sales that Major Rocket has received from Groupon or its Subsidiary or affiliate under the contract; and (b) Major Rocket complies with its obligations under Clauses 2.2 and 2.4. To the extent Major Rocket earns consideration from Merchants in connection with Eligible Contracts or Eligible Deals, but which is not directly from Voucher sales, such consideration shall not be counted as revenue for the purposes of clause (a) above, but Major Rocket shall share all information with Groupon regarding this additional consideration prior to entering into such Eligible Contract. The parties agree that the definition of Eligible Contract can be modified if agreed upon in writing by both parties.
Eligible Deal means a Deal made available on the Website based on or pursuant to an Eligible Contract.
Major Rocket-Related Profit or MRRP means (a) all MRRR less (b) any refunds for an applicable Eligible Deal issued by Groupon (whether in the form or cash or credits) to purchasers of such Eligible Deal, plus (c) any sums reclaimed by Groupon from Major Rocket under the Eligible Contract arising from refunds, provided such reclaimed sums are received by Groupon within 45 days of Groupon notifying Major Rocket in writing, by making the information available in the merchant center portal associated with the Eligible Deal, that it has issued such refund.
Major Rocket-Related Revenue or MRRR mean the Revenue Groupon or its Subsidiary or their respective affiliates receive from purchasers of an Eligible Deal via the Website. “Revenue” in this definition shall mean gross revenue in respect of an Eligible Deal from purchaser payments, less (a) the amount of commissions from Voucher sales remitted to Major Rocket under the applicable Eligible Contract; (b) any sales tax or similar taxes that Groupon is legally required to collect from a purchaser, and (c) credit card fees owed by Groupon in connection with the transaction; provided that Revenue shall not include any monies

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received by Groupon for Vouchers purchased by purchasers for an Eligible Deal, which are not redeemed or viewed in a manner that would trigger payment to Major Rocket under the terms of the Eligible Contract.
Merchant means a third-party business offering goods and/or services to consumers, excluding Other Groupon Partners.
Other Groupon Partners means any merchant or brand that has an existing direct contractual relationship with Groupon as of the Effective Date unrelated to Major Rocket.
Intellectual Property Rights means all patents, rights to inventions, utility models, copyright and related rights, trade marks, service marks, trade, business and domain names, rights in trade dress or get-up, rights in goodwill or to sue for passing off, unfair competition rights, rights in designs, rights in computer software, database rights, topography rights, rights in confidential information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications for, and renewals or extensions of, such rights, and all similar or equivalent rights or forms of protection in any part of the world.
Subsidiary means any subsidiary of Groupon, Inc., including but not limited to Groupon Merchant Services, LLC.
Voucher means a voucher, code or similar instrument issued by Groupon that can be, as applicable, either viewed or redeemed with a Merchant to receive services as specified in the related Deal.
Website means www.groupon.com, www.livingsocial.com and/or Groupon’s mobile application for use in the United States and Canada, or any other website or mobile application of Groupon or any of its Subsidiaries on which an Eligible Deal is made available in North America.
1.2References to Clauses and Sub-clauses are to clauses and sub-clauses of this Agreement.
1.3The headings are inserted for convenience only and shall not affect the interpretation or construction of this Agreement.
1.4Words imparting the singular shall include the plural and vice versa. Words imparting a gender shall include the other gender and the neutral and references to persons shall include an individual, Groupon, corporation, firm, partnership, trust, association, government or local authority department or other authority or body (whether corporate or unincorporated).
1.5References to "written" or in "writing" include in electronic form and similar means of communication.
1.6The words "include" or "including" or "in particular" or like words or expressions shall not be interpreted as limiting the generality of any foregoing words and shall mean without limitation.
1.7
2.MAJOR ROCKET’S OBLIGATIONS
2.1Subject to the termination provisions in Clause 5, Major Rocket shall, on a non-exclusive basis, use commercially reasonable efforts to promote Groupon’s services to Merchants suitable for featuring on the Website and enter into Eligible Contracts with Groupon (and/or its Subsidiaries or affiliates) on its behalf.
2.2Major Rocket shall, for each Eligible Contract, provide Groupon, at the time Major Rocket executes such Eligible Contract, with the following information regarding Major Rocket’s margin earned thereunder:
(a) the amount of such margin;
(b) the relevant inputs used by Major Rocket in calculating such margin; and
(c) any other supporting materials reasonably requested by Groupon.
In addition, if at any time during the term of an Eligible Contract, the margin thereunder changes, then within 30 days of any such change, Major Rocket shall provide the same information to Groupon.
2.3Contracts entered into between Groupon and/or its Subsidiaries or affiliates and Major Rocket prior to the Effective Date, which have not been terminated as of the Effective Date, shall be deemed Eligible Contracts, if they otherwise comply with the definition of Eligible Contract and Major Rocket furnishes the required margin information for such contracts pursuant to Clause 2.2 within thirty (30) days following the Effective Date. During such thirty-day period, Major Rocket shall be permitted to modify any contract entered into prior to the Effective Date to cause the applicable commission payable to Major Rocket thereunder (if currently greater than 10%) to be no more than 10% of the revenue from Voucher sales that Major Rocket has received from Groupon or its Subsidiary or affiliate under the contract, in which event each such contract shall be deemed an Eligible Contract, prospectively, as long as Major Rocket furnishes the required margin information for any such contract pursuant to Clause 2.2 within such thirty-day period, provided that MRRP earned during a time when Major Rocket was earning a commission of greater than 10% shall not count towards the thresholds in Clause 3.
2.4 Major Rocket shall make commercially reasonable efforts to facilitate at least one strategic meeting annually between Groupon and each Merchant with whom Major Rocket entered into an Eligible Contract.
2.5Within the first three months of this Agreement and subject to Groupon’s prior approval, Major Rocket shall use commercially reasonable efforts to integrate its systems with Groupon via API to improve the Voucher redemption experience.

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2.6If Major Rocket continues to enter into Eligible Contracts and contracts with Groupon and/or its Subsidiaries or affiliates on behalf of Merchants, it shall continue to refrain from charging Merchants commission in excess of 10% of the revenue from Voucher sales that Major Rocket receives from Groupon and/or its Subsidiaries or affiliates under the contracts.
2.7Nothing in this Agreement obligates or requires either party to enter into any Eligible Contract with the other party. Subject to Clause 9, Groupon and its Subsidiaries and affiliates retain the right, in their sole discretion, to reject or refuse to enter into any proposed Eligible Contract, to terminate an existing Eligible Contract, and/or to pause or cease running an Eligible Deal that is already running, at any time and for any reason; provided, that if Groupon or its Subsidiaries or affiliates pause or cease running an Eligible Deal or terminate an existing Eligible Contract, and subsequently run their own deal with the applicable Merchant or renew an Eligible Contract at the expiration thereof directly with the Merchant, Groupon’s or its Subsidiaries’ or affiliates’ own deal or direct renewal will be treated exactly like an Eligible Contract under this Agreement and all MRRP achieved by Groupon and/or its Subsidiaries or affiliates from such deals (including for the period after they enter into their own deal or direct renewal) will be counted towards Major Rocket’s achievement of the thresholds set forth in Clause 3.

3.COMPENSATION
3.1Groupon shall compensate Major Rocket in addition to sums owed by it and/or its Subsidiaries under Eligible Contracts, in accordance with this Clause 3.
3.2Major Rocket shall have the opportunity to receive up to 954,000 shares of Groupon's common stock (the "Incentive Share Pool").
3.3The number of Incentive Shares, if any, that Groupon shall issue to Major Rocket from the Incentive Share Pool shall be determined as follows:
(a)if, at any time between 1 January 2025 and 31 December 2026, the total MRRP for all Eligible Deals exceeds $10 Million, as determined in accordance with Sub-Section 3.5, Groupon shall issue to Major Rocket 238,500 shares (equal to 25% of the Incentive Share Pool);
(b)if the threshold in Sub-clause 3.3(a) is met and then at any time between 1 January 2025 and 31 December 2027, the total MRRP for all Eligible Deals exceeds $15 Million (inclusive of all MRRP used to satisfy the threshold at Sub-clause 3.3(a), as determined in accordance with Sub-Section 3.5, Groupon shall issue to Major Rocket 238,500 Incentive Shares (equal to 25% of the Incentive Share Pool (such that Major Rocket will then have received 50% of the total Incentive Share Pool));
(c)if Major Rocket meets the thresholds in Sub-clauses 3.3(a) and (b) and then, at any time between 1 January 2025 and 31 December 2027, the total MRRP for all Eligible Deals exceeds $20 Million (inclusive of all MRRP used to satisfy the thresholds at Sub-clauses 3.3(a) and (b)) as determined in accordance with Sub-Section 3.5, Groupon shall issue to Major Rocket 238,500 Incentive Shares (equal to 25% of the Incentive Share Pool (such that Major Rocket will then have received 75% of the total Incentive Share Pool)); and
(d)if Major Rocket meets the thresholds in Sub-clauses 3.3(a) to (c) and then, at any time between 1 January 2025 and 31 December 2027, the total MRRP for all Eligible Deals exceeds $25 Million (inclusive of all MRRP used to satisfy the thresholds at Sub-clauses 3.3(a) to (c)) as determined in accordance with Sub-Section 3.5, Groupon shall issue to Major Rocket 238,500 Incentive Shares (equal to 25% of the Incentive Share Pool (such that Major Rocket will then have received 100% of the total Incentive Share Pool)).
3.4In the event Major Rocket fails to meet the threshold in Sub-clause 3.3(a) the number of Incentive Shares issued to Major Rocket shall be determined as follows:
(a)if, at any time between 1 January 2025 and 31 December 2027, the total MRRP for all Eligible Deals exceeds, $15 Million, as determined in accordance with Sub-Section 3.5, Groupon shall issue to Major Rocket 318,000 Incentive Shares (equal to 33% of the Incentive Share Pool);
(b)if, at any time between 1 January 2025 and 31 December 2027, the total MRRP for all Eligible Deals exceeds $20 Million (inclusive of all MRRP used to satisfy the threshold at Sub-clause 3.4(a)), as determined in accordance with Sub-Section 3.5, Groupon shall issue to Major Rocket 318,000 Incentive Shares (equal to 33% of the Incentive Share Pool (such that Major Rocket will then have received 66% of the total Incentive Share Pool));

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(c)if, at any time between 1 January 2025 and 31 December 207, the total MRRP for all Eligible Deals exceeds $25 Million (inclusive of all MRRP used to satisfy the thresholds at Sub-clauses 3.4(a) and (b)), as determined in accordance with Sub-Section 3.5, Groupon shall issue to Major Rocket 318,000 Incentive Shares (equal to 34% of the Incentive Share Pool (such that Major Rocket will then have received 100% of the total Incentive Share Pool)).
3.5Groupon shall calculate MRRP on a fiscal quarterly basis in arrears. As soon as possible after the end of each fiscal quarter, but in any event no later than twenty (20) days after the end of each fiscal quarter, Groupon shall provide Major Rocket with a written report that includes the following information: (a) the aggregate MRRP and MRRR for the applicable fiscal quarter; (b) the aggregate MRRP and MRRR for the period between January 1, 2025 and the end of the applicable fiscal quarter; and (c) a statement as to whether any of the applicable thresholds under Clauses 3.3 or 3.4 have been met. In connection with each such report, Major Rocket may, within fifteen (15) days of receiving the report, request in writing that Groupon provide supporting documentation sufficient to demonstrate the accuracy of the calculations. Upon receiving such a request, Groupon shall provide such documentation within ten (10) days.
3.6In order for any threshold under Clauses 3.3 or 3.4 to be deemed met, the total MRRP must remain above that threshold for a continuous period of thirty (30) days after the date on which Groupon first determines that the threshold was exceeded. If, at any time during the initial thirty (30) day window, MRRP falls below the threshold due to refunds or other deductions from MRRP made in accordance with this Agreement, the threshold shall be deemed not met unless and until MRRP again exceeds the threshold, in which event a new thirty (30) day measurement period shall begin. If, within six months following the issuance of any Initial Incentive Shares (as defined below) to Major Rocket, the total MRRP subsequently falls below one or more of the thresholds that triggered such issuance due to refunds or other deductions from MRRP made in accordance with this Agreement, Major Rocket, within thirty (30) days of receiving written notice from Groupon, shall return all the applicable portion of the Initial Incentive Shares issued for achieving those thresholds.
3.7Groupon shall issue 80% of the applicable number of Incentive Shares to Major Rocket no later than forty (40) days after the determination of whether an applicable threshold was met is made (in each case, the “Initial Incentive Shares”). The remaining 20% of the Incentive Shares earned as a result of meeting any of the above-described thresholds (“Holdback Amount”) shall be retained by Groupon and held for Major Rocket for a period of six months after the date of the issuance of the initial 80% of the applicable Incentive Shares (the “Holdback Period”), and then issued to Major Rocket immediately following the end of the Holdback Period as long as, during the Holdback Period, the total MRRP has not fallen below the applicable threshold(s) that triggered the issuance of the applicable Initial Incentive Shares, due to refunds or other deductions from MRRP made in accordance with this Agreement.
3.8If Major Rocket disagrees with any of Groupon’s calculations of MRRP, it shall have a period of fifteen (15) days following its receipt of the applicable monthly report to notify Groupon of its disagreement; provided, that if Major Rocket requests supporting documentation in accordance with Clause 3.5, it shall have a period of fifteen (15) days following its receipt of the supporting documentation to notify Groupon of its disagreement (it being understood that if Major Rocket does not timely provide its notice of disagreement in accordance herewith, Groupon’s calculations of MRRP shall be final and binding on the parties). Groupon and Major Rocket shall then use commercially reasonable efforts to resolve their disagreement for a period of fifteen (15) days. Additionally, if Groupon does not provide the reporting or supporting documentation described in Clause 3.5 within the timeframes specified therein, Major Rocket may serve notice on Groupon of such failure, in which case Groupon shall have an additional seven (7) days from receipt of such notice to provide the applicable report or supporting documentation to Major Rocket. If the parties are unable to resolve their disagreement in accordance herewith, or if Groupon fails to provide the applicable report or supporting documentation in accordance herewith, the parties shall promptly engage a mutually-agreed upon arbitrator to resolve the dispute (who may, if necessary, engage an accountant consultant to advise of mathematical calculations and/or accounting questions). Each party shall reasonably cooperate with the arbitrator and provide any information reasonably requested by the arbitrator to enable the arbitrator to perform its duties. Any resolution by mutual agreement of the parties or the arbitrator in accordance herewith shall be final and binding on the parties. The fees and expenses of any arbitrator shall be borne equally by the parties; provided, that Groupon shall bear all of the arbitrator’s fees and expenses in any case where the matter has come before the arbitrator because Groupon has failed to provide any report or supporting documentation in accordance with this Agreement and Major Rocket is deemed by the arbitrator to be the prevailing party in the dispute. In the event the resolution of a dispute results in a determination that one of the thresholds have been met and an issuance of shares is triggered, Groupon shall issue the shares no later than thirty (30) days after the resolution of the dispute.
3.9The Incentive Shares issued to Major Rocket under this Agreement will be offered pursuant to Section 4(a)(2) of the Securities Act and will not be registered, and the parties agree that any such Incentive Shares shall be “restricted securities” under Rule 144 of the Securities Act. Groupon shall take all necessary actions to ensure that the Incentive Shares are eligible for resale under Rule 144, including, but not limited to, providing any necessary information to Major Rocket to facilitate the resale of the Incentive Shares in accordance with Rule 144 and complying with all periodic reporting requirements of the Securities Exchange Act of 1934. Upon Major Rocket's request and at Major Rocket’s expense, Groupon shall use its commercially reasonable efforts to cause the prompt removal of any restrictive legends on the Incentive Shares, provided that Major Rocket provides the Company with such documentation as the Company may reasonably request to ensure compliance with applicable

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securities laws. Major Rocket must represent and warrant that it qualifies as an Accredited Investor under Rule 501(a) of Regulation D. Major Rocket further acknowledges that the Incentive Shares will not have been registered under the Securities Act and may not be sold, transferred, or otherwise disposed of except pursuant to an effective registration statement or an exemption from the registration requirements of the Securities Act, including Rule 144. Major Rocket further acknowledges Rule 144 requires, among other conditions, a minimum holding period of at least six months and the availability of current public information about Groupon, and that Groupon is under no obligation to register the Incentive Shares under the Securities Act.
3.10Notwithstanding anything to the contrary set forth in this Agreement, Groupon may, at its sole discretion, have the option to satisfy any obligation to issue Incentive Shares by the payment of cash to Major Rocket in an amount in cash equal to the fair market value of the Incentive Shares otherwise issuable on the date such payment is made (which fair market value shall be based on the highest closing price of such common stock on NASDAQ during the ten (10) trading- day period ending on the date of such payment). In the event that Groupon’s common stock, prior to issuance to Major Rocket, ceases to be publicly listed on NASDAQ, the parties shall negotiate in good faith to restructure the compensation arrangements in Clause 3 in a manner that provides Major Rocket with substantially equivalent economic value.

4.REPRESENTATIONS AND WARRANTIES
4.1Each party represents and warrants to the other that:
(a)it is duly organised, validly existing and in good standing under the laws of the jurisdiction of its incorporation;
(b)it has the corporate power and authority to execute and deliver this Agreement; and
(c)it shall comply with all Applicable Law.
4.2Major Rocket additionally represents, warrants and undertakes that:
(a)it is and at all times during the terms of this Agreement will be an Accredited investor; and
(b)it shall provide its services under this Agreement professionally and in accordance with industry standards.
4.3Major Rocket additionally represents, warrants and undertakes that it complies with all applicable international, federal, state, local and other laws, including but not limited to the U.S. Foreign Corrupt Practices Act and UK Bribery Act, and any and all executive orders and rules and regulations issued thereunder that prohibit providing a payment of money or anything of value to a foreign government official, public international organisation official, foreign political party, foreign political party official or candidates for such offices, either directly or indirectly, for the purpose of influencing official acts and decisions (including failures to act and decide) in order to assist in obtaining or retaining business or directing business to any entity.
4.4Major Rocket represents, warrants and undertakes that its participation in this Agreement and acceptance of remuneration pursuant to this Agreement is in compliance with FCPA, OFAC, anti-bribery laws, anti-kickback laws, import/export laws, and all laws and regulations in any jurisdiction.

5.TERMINATION AND TRANSITION
5.1This Agreement shall commence on the Effective Date and last until the earlier of (a) 31 December 2027; or (b) the issuance of the final tranche of Incentive Shares under and in accordance with Clause 3 (in conjunction with the achievement by Major Rocket of the $25 Million MRRP threshold or modified threshold as described in Clauses 3.3 and 3.4).
5.2Either party may terminate this Agreement immediately at any time by giving written notice to the other party if the other party is in material breach of this Agreement which, if remediable, it fails to remedy within 14 days of written notice from the terminating party requiring it to do so.
5.3If Major Rocket is sold, if there is a change in its control, or if Brian Lefton is no longer the CEO of the Company, Major Rocket will provide notice to Groupon in writing within fifteen (15) days of any such event; provided, that none of such events shall give Groupon any right to terminate this Agreement.
5.4On termination of this Agreement in accordance herewith, each party shall, if requested to by the other party, immediately deliver to the other party or destroy (at the election of the other party), unless prohibited by applicable law: all copies of Confidential Information and data provided by that party to the other party for the purposes of this Agreement.
5.5Any provision of this Agreement which expressly or by implication is intended to come into or continue in force on or after termination of this Agreement, including Clauses 1, 3, 5. 4, 5.5, 5.6, 5.7, 5.8, 7, 8, 10, 11, 12, 13, 14, 15, 16 and 17 shall remain in full force and effect indefinitely.
5.6Groupon shall have the unilateral right (but not the obligation) to enter into a subsequent one-year transition period with Major Rocket (“Transition Period”) following termination of this Agreement. Groupon may elect to invoke the Transition Period by providing written notice to Major Rocket thereof no later than January 31, 2028; or (b) ninety (90) days after the date of the issuance of the final tranche of Incentive Shares awarded under and in accordance with Clause 3 (in conjunction with the achievement by Major Rocket of the $25 Million MRRP threshold or modified threshold as described in Clauses 3.3 and 3.4).

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5.7If elected by Groupon, the Transition Period will last for a period of one year from the date that it is invoked by Groupon in writing.
5.8During the Transition Period, the following terms shall apply:
(a)During the course of the Transition Period, Groupon shall pay Major Rocket a retainer fee equal to $25,000 per month, such amounts to be invoiced by Major Rocket to Groupon monthly and paid by Groupon on a net-30 basis;
(b)Major Rocket shall make commercially reasonable efforts to transfer any and all of the Eligible Contracts if requested by Groupon to become direct contractual relationships between Groupon and/or its Subsidiaries and the applicable Merchant either via an irrevocable assignment or facilitating the signing of a new contract directly between Groupon/its Subsidiary and the applicable Merchant (collectively referred to as a “Transferred Contract”). Groupon shall have the right to refuse the transfer of any Eligible Contracts;
(c)For each Eligible Contract that Major Rocket transfers to Groupon or a Subsidiary pursuant to the terms of this provision at Groupon’s request, Groupon shall compensate Major Rocket by paying a lump sum performance fee equal to 40% of the MRRP associated with that Transferred Contract during the 12 month-period prior to the date of the commencement of the Transition Period (“Performance Fee”). Groupon shall pay the Performance Fee to Major Rocket within thirty (30) days of the date that an Eligible Contract becomes a Transferred Contract in accordance herewith; and
(d)Major Rocket shall continue to comply with its obligations under Clauses 2.2 and 2.4.

6.INTELLECTUAL PROPERTY
6.1Groupon grants to Major Rocket a non-exclusive, royalty free, revocable (after termination of this Agreement or any applicable Transition Period) right to use Groupon’s Intellectual Property Rights solely for the purpose of promoting Groupon’s services to Merchants.
6.2
7.CONFIDENTIALITY
7.1Each party undertakes that it shall not at any time disclose to any person or otherwise use any Confidential Information of the other party, except as permitted in accordance with this Agreement.
7.2Each party may disclose the other party's Confidential Information: (a) to its employees who need to know such information for the purposes of carrying out that party's obligations under this Agreement; or (b) as may be required by Applicable Law, including SEC disclosure/reporting obligations.
7.3The obligations of this Clause 7 do not apply in respect of any Confidential Information which: (a) is or becomes generally available to the public; (b) was developed independently by the receiving party; (c) was available to the receiving party on a non-confidential basis before disclosure by the disclosing party; or (d) was, is or becomes available to the receiving party on a non-confidential basis from a person who, to the receiving party's knowledge, is not bound by a confidentiality agreement with the disclosing party or otherwise prohibited from disclosing the information to the receiving party.
7.4The parties acknowledge that the disclosing party shall be entitled to claim injunctive relief or other non-monetary remedies, as appropriate, in the event of a breach of this Clause 7 by the receiving party.
7.5
8.INDEMNIFICATION
8.1To the extent allowed under applicable law, Major Rocket agrees to defend, indemnify and hold Groupon, its affiliated and related entities, and any of its or their respective officers, directors, agents and employees, harmless from and against any claims, lawsuits, investigations, penalties, damages, losses, costs or expenses (including but not limited to reasonable attorneys’ fees and costs) that arise out of or relate to any third-party claim arising out of or relating to any of the following:
(a)any breach by Major Rocket of this Agreement, or the representations and warranties made by Major Rocket in this Agreement;
(b)any claim for state sales, use, or similar tax obligations of Major Rocket arising from the remuneration provided to it under this Agreement;
(c)any claim arising out of a violation of any law or regulation by Major Rocket or governing Major Rocket ;

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(d)any claim by a purchaser or anyone else arising out of or relating to false advertising by Major Rocket;
(e)any claim arising out of Major Rocket’s misuse of personally identifiable information, or any violation by Major Rocket of an applicable data privacy or security law; and
(f)any claim arising out of Major Rocket’s gross negligence, fraud or willful misconduct.
(g)     nothing in this provision shall be construed to limit or supersede the parties’ respective indemnity obligations agreed upon in the Eligible Contracts (or any other unrelated contracts involving the parties).It is generally understood by the parties that, when Major Rocket enters into Eligible Contracts with Groupon, it will agree to defend, indemnify and hold Groupon, its affiliated and related entities, harmless for all claims arising out of or relating to the Merchant offerings provided in the Eligible Deals, including claims arising out of acts committed by the Merchants on whose behalf Major Rocket is entering into those agreements, unless otherwise agreed upon. Nothing in this Agreement shall alter or change those obligations, which will be governed by the terms of those contracts.
8.2To the extent allowed under applicable law, Groupon agrees to defend, indemnify and hold Major Rocket, its affiliated and related entities, and any of its or their respective officers, directors, agents and employees, harmless from and against any penalties, damages, losses, costs or expenses (including but not limited to reasonable attorneys’ fees and costs) that arise out of or relate to any third-party claim arising out of or relating to any of the following:
(a)any breach by Groupon of this Agreement, or the representations and warranties made by Groupon in this Agreement;
(b)any claim arising out of a violation of any law or regulation by Groupon or governing Groupon or its Subsidiaries;
(c)any claim arising out of Groupon’s misuse of personally identifiable information, or any violation by Groupon of an applicable data privacy or security law; and
(d)any claim arising out of Groupon’s gross negligence, fraud or willful misconduct.
8.3The party entitled to indemnification under Clauses 8.1 or 8.2 (in each case, the “Indemnified Party”) shall notify the party required to provide such indemnification thereunder (in each case, the “Indemnifying Party”) in writing promptly after becoming aware of any such third-party claim; provided, that the failure to provide such notice promptly shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that the Indemnifying Party is materially prejudiced thereby. The Indemnifying Party has the right, exercisable by written notice to the Indemnified Party within thirty (30) days of receipt of the notice from the Indemnified Party, to assume and conduct the defense of such third-party claim with counsel selected by the Indemnifying Party. If the Indemnifying Party timely assumes the defense of the third-party claim in accordance herewith, the Indemnified Party will have the right to participate in (but not control) the defense and to choose and appoint its own counsel at its own cost and expense. If the Indemnifying Party does not timely assume the defense of the third-party claim in accordance herewith, the Indemnified Party will have the right to control the defense with counsel selected by the Indemnifed Party and the costs and expenses (including reasonable legal fees and expenses) of such defense shall be subject to indemnification by the Indemnifying Party in accordance herewith. The Indemnified Party and the Indemnifying Party shall reasonably cooperate with each other in connection with the defense of any third-party claim. The Indemnified Party shall not consent to a settlement of, or the entry of any judgment arising from, any third-party claim, without the prior written consent of the Indemnifying Party (such consent not to be unreasonably withheld). Except with the prior written consent of the Indemnified Party (such consent not to be unreasonably withheld), the Indemnifying Party shall not consent to a settlement of, or the entry of any judgment arising from, any third-party claim that (i) provides for injunctive or other nonmonetary relief affecting the Indemnified Party or (ii) does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party of a release from all liability with respect to such claim.
8.4
9.EXCLUSIVITY MATTERS
9.1In the event, during the term of this Agreement, Groupon or a Subsidiary or affiliate enters into a contractual agreement that results in a separate Groupon (or a Subsidiary or affiliate) deal beginning to run after the Effective Date that is for a Merchant who already has an existing Eligible Deal on the Website, Groupon shall promptly notify Major Rocket thereof in writing. In such event, Major Rocket may serve a notice of objection to Groupon by providing written notification within thirty (30) days of receiving the written notice from Groupon (“Notice of Objection”). In the event that Groupon receives a Notice of Objection from Major Rocket objecting to the running of a new deal with a Merchant who already has an Eligible Deal sourced through Major Rocket, Groupon may choose between (a) terminating the new deal within thirty (30) days of the Notice of Objection, or (b) continuing the new deal in which case that new deal will be treated exactly like an Eligible Deal under this Agreement and all MRRP achieved by Groupon or a Subsidiary or affiliate from such new deals (including for the period prior to the Notice of Objection) will be counted towards Major Rocket’s achievement of the thresholds set forth in Clause 3.

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9.2In the event that Groupon is dissatisfied with management of an existing Eligible Contract by Major Rocket, it will serve notice in writing to Major Rocket (with a reasonably detailed description of the reasons for such dissatisfaction), who will make commercially reasonable efforts to improve upon the issues identified by Groupon. If, in Groupon’s reasonable estimation, it remains dissatisfied with Major Rocket’s management of the Eligible Contract after a period of thirty (30) days following such written notice, Major Rocket agrees that Groupon may approach the applicable merchant associated with the Eligible Contract and run its own deal; provided, that in such case, Groupon’s own deal will be treated exactly like an Eligible Contract under this Agreement and all MRRP achieved by Groupon from such deals (including for the period after Groupon enters into its own deal) will be counted towards Major Rocket’s achievement of thresholds set forth in Clause 3.
9.3Nothing in this Agreement shall in any way restrict Major Rocket or its affiliates from engaging in any business with any third party.

10.VARIATION
10.1No alteration to or variation or waiver of this Agreement shall take effect unless and until the same is in writing and signed on behalf of each of the parties by a duly authorised representative.
10.2
11.WAIVER
11.1No failure to exercise, nor delay or omission by any party in exercising any right, power or remedy conferred on it under this Agreement or provided by law shall affect that right or remedy; or operate as a waiver of it nor will any partial exercise by any party of any right or remedy prevent any further exercise of that right or remedy or the exercise of any other right or remedy.
11.2A waiver by a party of any right arising through the breach by the other party will not prevent the first party from subsequently requiring compliance with the obligation that has been breached.
11.3
12.SEVERANCE
12.1If any provision of this Agreement is found to be invalid, illegal or unenforceable but would be valid, legal or enforceable if some parts of the provision were deleted, the provision in question shall apply with such modifications as may be necessary to make it valid, legal or enforceable.
12.2
13.ENTIRE AGREEMENT
13.1This Agreement contains all the terms agreed between the parties regarding its subject matter and supersedes and excludes any prior agreement, understanding or arrangement between the parties, whether oral or in writing. No representation, undertaking or promise shall be taken to have been given or be implied from anything said or written in negotiations between the parties prior to this Agreement except as expressly stated in this Agreement. Provided, however, this Agreement does not supersede or govern any of the terms relating to performance of Eligible Contracts, Eligible Deals, or other contracts between Major Rocket and Groupon for marketing services performed by Groupon for Major Rocket and third-party merchants.
13.2
14.ASSIGNMENT
14.1Subject to the following sentence, this Agreement may not be assigned in whole or in part by a party without the other party’s prior written consent, not to be unreasonably withheld or delayed. Each party is authorized to transfer or assign this Agreement to a present or future affiliate or pursuant to a merger, consolidation, reorganization or sale of all or substantially all of the assets or business, or by operation of law, without notice to the other party.
14.2
15.NO PARTNERSHIP OR AGENCY
15.1Nothing in this Agreement is intended to, or shall be deemed to, establish any partnership or joint venture between any of the parties, nor does it create an agency relationship between the parties.

16.NOTICE
16.1In respect of any notice to be given to Groupon under this Agreement, the notice shall be sent by email to legal@groupon.com.

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16.2In respect of any notice to be given to Major Rocket under this Agreement, the notice shall be sent to 19495 Biscayne Blvd Ste 300 Aventura FL 33180
16.3Notices shall be deemed received on the day that they are sent.

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16.4

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17.GOVERNING LAW AND JURISDICTION

17.1This Agreement (and all non-contractual obligations arising out of or connected to it) shall be governed by and construed in accordance with the laws of the State of Illinois. Subject to Clause 3.8, the parties irrevocably agree that the state and federal courts located in Cook County, Illinois, shall have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement.
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EXECUTED by GROUPON, INC acting by: Chief Financial Officer Name of Chief Financial Officer	) ) ) ) ) )	/s/ Jiri Ponrt Jiri Ponrt
EXECUTED by MAJOR ROCKET, LLC acting by: Chief Executive Officer Name of Chief Executive Officer	) ) ) ) ) )	/s/ Brian Lefton Brian Lefton

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